Exhibit 10.71

SunTrust Banks, Inc.
TERMS AND CONDITIONS
RESTRICTED STOCK
GRANT DATE: ___________

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2004 Stock Plan (“Plan”), has granted restricted shares of SunTrust Common Stock, $1.00 par value (“Restricted Stock”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust:

Name of Grantee	_________________________________

Shares of Restricted Stock	_________________________________

Grant Date	_________________________________

This Restricted Stock Agreement (the “Stock Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

SUNTRUST BANKS, INC.
2004 STOCK PLAN	GRANT DATE ___________

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

§ 1. EFFECTIVE DATE. This Grant of Restricted Stock to the Grantee is effective as of                      (the “Grant Date”).

§ 2. VESTING. All shares of Restricted Stock granted to the Optionee pursuant to this Grant shall vest on the applicable day specified in the following vesting schedule (“Vesting Date”):

_____________ _____________	% of the Grant shall be vested on the anniversary of the Grant Date;

_____________ _____________	% of the Grant shall be vested on the anniversary of the Grant Date;

_____________ _____________	% of the Grant shall be vested on the anniversary of the Grant Date.

No shares shall vest according to the vesting schedule above unless the Grantee is an active employee of SunTrust on the applicable anniversary of the Grant Date specified above, and has been in the continuous employment of SunTrust from the Grant Date through the applicable anniversary date necessary to qualify for the vested percentage indicated in the vesting schedule. Shares may vest prior to the vesting schedule in accordance with the provisions of § 3 or § 4.

§ 3. ACCELERATED VESTING: CHANGE IN CONTROL. (a) Any shares of Restricted Stock not previously vested shall vest on the date that all of the following events have occurred: (i) there is a Change in Control Date for SunTrust on or before a Vesting Date; (ii) the Grantee’s employment with SunTrust terminates on or before a Vesting Date and at any time before the third anniversary of the date of such Change in Control Date, and (iii) such termination of Grantee’s employment is either (1) involuntary on the part of the Grantee and does not result from his or her death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and does not constitute a Termination for Cause, or (2) voluntary on the part of the Grantee and constitutes a Termination for Good Reason.

(b) CHANGE IN CONTROL - means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended and in effect at the time of such “change in control” (the “Exchange Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board of Directors of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of SunTrust approve any reorganization, merger, consolidation, or share exchange as a result of which the Common Stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust), or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) the shareholders of SunTrust approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the Common Stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 3(b)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust Common Stock immediately before the consummation of such transaction, provided (C) the percentage described in § 3(b)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 3(b)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of Common Stock of SunTrust by the persons described in § 3(b)(iv)(A) immediately before the consummation of such transaction.

(c) CHANGE IN CONTROL DATE - means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing.”

(d) TERMINATION FOR CAUSE - means a termination of employment which is made primarily because of (i) the “willful” and continued failure of Grantee to perform satisfactorily the duties consistent with Grantee’s title and position reasonably required of him or her by the Board of Directors of SunTrust or supervising management (other than by reason of his or her incapacity due to a physical or mental illness) after a written demand for substantial performance of such duties is delivered to Grantee by such Board or supervising management, where such written demand shall specifically identify the manner in which the Board or supervising management believes Grantee has failed to satisfactorily perform his or her duties and where no act or failure to act shall be deemed “willful” under this definition unless done, or omitted to be done, not in good faith and without a reasonable belief that the act or omission was in the best interests of SunTrust or any Subsidiary, (ii) the commission by Grantee of a felony, or the perpetration by Grantee of a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud against SunTrust or any Subsidiary or (iii) a serious violation of the SunTrust Code of Conduct policies and procedures, (iv) any other willful act or omission which is materially injurious to the financial condition or business reputation of SunTrust or any Subsidiary.

(e) TERMINATION FOR GOOD REASON - means a termination made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the level in effect prior to the Change in Control or from any level established thereafter with the consent of Grantee.

§ 4. TERMINATION OF EMPLOYMENT.

(a) If prior to a Vesting Date, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 4(b), § 4(c), or § 4(d), and the termination does not result in accelerated vesting as described in § 3, then any shares of Restricted Stock that are not then vested shall be completely forfeited on the date of such termination of employment.

(b) If the Grantee’s employment with SunTrust terminates prior to a Vesting Date as a result of the Grantee’s (i) death, or (ii) disability within the meaning of Section 22(e)(3) of the Code, then any shares of Restricted Stock not previously vested shall be vested immediately on the date of such termination of Grantee’s employment.

(c) If the Grantee’s employment with SunTrust terminates prior to a Vesting Date as a result of the Grantee’s retirement from SunTrust or its Subsidiaries, or after age 55 in accordance with the terms of the SunTrust Retirement Plan, then a pro-rata number of shares shall be vested based on the Grantee’s service completed from the Grant Date through the date of such Grantee’s actual retirement date.

(d) If the Grantee’s employment with SunTrust is involuntarily terminated by reason of a reduction in force which results in a severance benefit payment to the Grantee pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then a pro-rata number of shares shall be vested based on the Grantee’s service completed from the Grant Date through the date of such termination of employment.

(d) For purposes of § 4(c) or 4(d) above, the pro rata calculation shall be made by multiplying the number of shares of Restricted Stock that are not then vested by a fraction, having a numerator equal to the number of days from the Grant Date through the date of such termination of employment, and having a denominator equal to the number of days from the Grant Date through the applicable Vesting Date.

§ 5. GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a) During any period when the shares of Restricted Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all regular cash dividends and any stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any Stock dividends declared on a share of Restricted Stock shall be treated as part of the Grant of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Stock with respect to which the Stock dividend was declared.

(b) No rights granted under the Plan or this Stock Agreement and no shares issued pursuant to this Grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

§ 6. DELIVERY OF VESTED SHARES.

(a) Shares of Restricted Stock that have vested in accordance with § 2, § 3 or § 4 shall be transferred to the Grantee as soon as practicable after vesting occurs.

(b) By accepting shares of Restricted Stock, the Grantee agrees not to sell shares at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a subsidiary of SunTrust. Upon receipt of nonforfeitable shares subject to this Stock Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to transfer any shares to Grantee for which Grantee refuses to provide an appropriate statement.

(c) To the extent that Grantee does not vest in any shares of Restricted Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Restricted Stock that is forfeited.

§ 7. WITHHOLDING.

(a) Upon the vesting of any shares of Restricted Stock, the Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of the vesting. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify SunTrust in accordance with the requirements of Section 83(b) of the Code and promptly pay to SunTrust the applicable federal, state, and local withholding taxes due with respect to the shares of Restricted Stock subject to the election.

(b) The Committee shall have the right to reduce the number of shares of Stock actually transferred to the Grantee to satisfy the minimum applicable tax withholding requirements, and the Grantee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock transferred to him.

§ 8. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Stock Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§ 9. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§ 10. MISCELLANEOUS.

(a) This Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by reference in this Stock Agreement.

(b) The Plan and this Stock Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).